                                                        Exhibit 11


11. Statement re computation of per share earnings
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
                                            For The Three Months            For The Nine Months
                                               Ended June 30,                  Ended June 30,
                                            1997           1996             1997             1996
                                            ----           ----             ----             ----
Shares outstanding at beginning of
  period                                 7,635,136       7,392,225        7,450,878        7,227,972

Net issuance of shares under stock
  award plans, weighted average                627          24,042          119,184          107,323
                                         ---------       ---------        ---------        ---------
Weighted average shares
  outstanding                            7,635,763       7,416,267        7,570,062        7,335,295

Assumed exercise of stock options,
  weighted average of incremental
  shares                                   242,045         451,068             --            469,047
                                         ---------       ---------        ---------        ---------
Average shares and common share
  equivalents outstanding                7,877,808       7,867,335        7,570,062        7,804,342
                                         ---------       ---------        ---------        ---------

Net income (loss) per share             $     0.10      $     0.10      $     (0.05)      $     0.43
                                        ==========      ==========      ===========       ==========

Net income (loss) in thousands          $      761      $      761      $      (415)      $    3,391
                                        ==========      ==========      ===========       ==========
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